                                                                    EXHIBIT 99.3

                                 PROMISSORY NOTE
January 5, 2001                                                     US$40,557.50

         For value received, the undersigned, K. Dane Brooksher, an individual, or his assigns (herein the "PAYOR"), promises to pay to the order of ProLogis Trust, a Maryland real estate investment trust, FORTY THOUSAND FIVE HUNDRED FIFTY-SEVEN and 50/100 DOLLARS (US $40,557.50), plus interest on the unpaid principal amount hereof outstanding from time to time at the applicable Rate of Interest (as defined below), at such times and on such terms as described below.

         1. Repayment of Principal. The aggregate principal amount of this Promissory Note shall be payable in whole on the fifth anniversary of the date hereof, such date being referred to as the Final Maturity Date.

         2. Payment of Interest. Interest will be payable at maturity, whether by optional prepayment or on the Final Maturity Date. All interest will be calculated for the actual number of days elapsed on the basis of a 365-day year.

         3. Rate of Interest. The Rate of Interest shall be eight percent (8%) per annum. In the event of any default in the payment of interest or principal hereunder, the Rate of Interest shall be ten percent (10%) for such period as the PAYOR shall be in default.

         4. Optional Prepayment. The PAYOR, at his/its option, may prepay this Promissory Note, together with all accrued interest on the principal balance prepaid, in whole or in part at any time prior to the Final Maturity Date.

         In addition to, and not in limitation of, the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and expenses, incurred by the holder of this Promissory Note in seeking to collect any amounts payable hereunder which are not paid when due.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, protest, and notice of dishonor.

         This Promissory Note may not be changed or modified orally.

         THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above written.

                                              /s/ K. Dane Brooksher
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                                              K.  Dane Brooksher